CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Curry Gold Corporation

We hereby consent to this inclusion in this Registration Statement on Form S-1, of our reports dated January 4, 2010, of Curry Gold Corporation relating to the financial statements as of November 30, 2009, and the reference to our firm under the caption “Experts” in the Registration Statement.

 /s/ M&K CPAS, PLLC

 Houston, Texas

 January 4, 2010